Exhibit 99.1

PRESS RELEASE

Company Contacts:	Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
jcrane@crossroads.com	mhood@crossroads.com
512.928.6897 or 800.643.7148	512.928.7330

Press Contact:
Matthew Zintel
Zintel Public Relations
matthew.zintel@zintelpr.com
281.444.1590

FOR IMMEDIATE RELEASE

Two New Directors Appointed to Crossroads Systems’ Board of Directors

AUSTIN, Texas – May 3, 2013 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data archive solutions, today announced the appointment of two new independent directors to its Board of Directors.

On April 29, 2013, the Board of Directors of the Company elected Richard K. Coleman, Jr. and Jeffrey E. Eberwein as directors of the Company. Steven Ledger, Chairman of the Board of the Company, and Joseph Hartnett, a director of the Company, have each notified the Company that they will not be standing for re-election at the Company’s 2013 Annual Meeting of Stockholders. Mr. Eberwein will become the Chairman of the Board once Mr. Ledger’s term ends.

Mr. Coleman is a private investor and technological advisor. His company, Rocky Mountain Venture Services (RMVS) has helped technology companies plan and launch of new business ventures and restructuring initiatives since 1998. He has served in a variety of senior operational roles, including CEO of Vroom Technologies, COO of Metronet Communications, and President of US West Long Distance and has also held significant officer level positions with Frontier Communications, Centex Telemanagement, and Sprint Communications culminating in his appointment to lead its Technology Management Division. Mr. Coleman began his career as an Air Force Telecommunications Officer managing Department of Defense R&D projects. He has served as an Adjunct Professor for Regis University’s Graduate management program and is a guest lecturer for Denver University, focusing on leadership and ethics.

Mr. Coleman has served on a number of private, public, and non-profit boards and currently serves on the board of directors of NTS, Inc.,Track Innovations Ltd., and Aetrium Incorporated. Mr. Coleman holds a B.S. Degree from the United States Air Force Academy, an M.B.A. from Golden Gate University, and is a graduate of the United States Air Force Communications Systems Officer School.

Mr. Eberwein is the founder and CEO of Lone Star Value Investors, LLC, an investment firm. Mr. Eberwein has 20 years of Wall Street experience, including 16 years in investment management and four years in investment banking. Prior to founding Lone Star, he served as a portfolio manager for 11 years, most recently at Soros Fund Management and prior to that at Viking Global Investors and Cumberland Associates. Mr. Eberwein is Chairman of the Board of Digirad Corporation and serves on the board of directors of The Goldfield Corporation, NTS, Inc., On Track Innovations Ltd and Aetrium Incorporated. He is the Treasurer and serves on the Executive Committee of the Board of Hope for New York, a 501(c)(3) organization dedicated to serving the poor in New York City. Mr. Eberwein earned an MBA from The Wharton School, University of Pennsylvania and a BBA with High Honors from The University of Texas at Austin.

About Crossroads Systems

Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data archive solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads holds more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, uncertainties relating to product development and commercialization, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, technological change in its industry, market acceptance of its products and services, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

©2013 Crossroads Systems, Inc. Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

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